Exhibit 99.1

Compass Therapeutics, Inc. Provides Corporate Update

CAMBRIDGE, Mass., September 15th, 2020 — Compass Therapeutics, Inc. a clinical-stage biotechnology company developing proprietary antibody therapeutics intended to engage the immune system to treat both solid tumors and hematological malignancies, today announced the promotion of Vered Bisker-Leib, PhD, MBA to President, in addition to her current position as Chief Operating Officer, and the appointment of Brett Kaplan, MD to its Board of Directors and as the Chair of the Audit Committee.

“Vered is a strategic and results-oriented leader who has been instrumental in leading Compass through a period of rapid change, which included the achievement of important corporate milestones.” said Thomas Schuetz, MD, PhD, Co-Founder and Chief Executive Officer at Compass Therapeutics, Inc. “Today’s announcement reflects the evolution in our leadership structure which will enable us to continue to execute on our mission to advance our innovative therapeutic candidates to patients in need.”

Regarding Dr. Kaplan, Carl Gordon, Chair of the of Compass Board, said, “Brett is a significant addition to our Board as we continue to grow Compass as a public company. “Based on his leadership as the Chief Financial Officer of Prevail Therapeutics and as Managing Director at Evercore, Brett will offer a valuable financial perspective and expertise not only as a board member but also as the Chair of the Audit Committee.”

“I am honored to join Compass’ Board of Directors at such an exciting and transitional time for the company;” said Dr. Kaplan. “Compass’ pipeline offers differentiated product candidates that may ultimately become important immuno-oncology therapies, and I look forward to working with the company to advance its ambitious goals.”

Dr. Bisker-Leib joined Compass in 2017 bringing 17 years of corporate development, strategy, fund raising, licensing and M&A transaction experience through her work at top tier pharmaceutical and biotech companies. In her new role, Vered will continue to oversee the company’s strategy, finance, business development, legal affairs, operations, and communication. Prior to Compass, Vered advised Atlas Venture portfolio companies and served as the Chief Business Officer of Cydan where she co-founded companies that are focused on advancing therapies for rare diseases. Earlier in her career, Vered was a member of Bristol-Myers Squibb’s strategic transactions group where she assumed roles of increasing responsibility across five therapeutic areas most recently as an Executive Director and Global Head of Business Development for the Cardiovascular and Metabolic franchises. She holds a PhD in Chemical Engineering and an M.B.A from the University of Massachusetts, Amherst, where she was a Lois Pope Scholar.

Brett Kaplan, M.D. is the Chief Financial Officer of Prevail Therapeutics Inc, a clinical-stage gene therapy biotechnology company focused on neurodegenerative disorders. Dr. Kaplan joined Prevail in 2018, which has raised $175 million in equity financing, including in its $125 million IPO. From August 2010 to November 2018, Dr. Kaplan worked at Evercore, an investment bank, where he most recently served as Managing Director. At Evercore, he was involved in numerous strategic and financing transactions including advising Bristol-Myers Squibb on its acquisitions of Celgene and Amylin; Takeda on its acquisitions of Shire and Ariad; and Akebia on its merger with Keryx. Prior to Evercore, Dr. Kaplan was an Equity Research Analyst at Cowen and Company, an investment bank, from 2007 to 2010. Previously, Dr. Kaplan served as Director of Corporate Development at Cubist Pharmaceuticals, a pharmaceutical company acquired by Merck & Co., Inc. in 2014; Manager of Strategic Medical Marketing at Biopure Corporation; and Manager of Corporate Development and Strategy at Eli Lilly and Company. Dr. Kaplan received an M.B.B.Ch. and an M.B.A. from the University of Witwatersrand.

About Compass Therapeutics

Compass Therapeutics is a clinical-stage biopharmaceutical company developing proprietary antibody therapeutics intended to engage the immune system to treat both solid tumors and hematologic malignancies. Compass is leveraging its proprietary StitchMabsTM and common light-chain based multispecific platforms to empirically identify multispecifics and combinations of antibody therapeutics that synergistically modulate key nodes in the immune system. The company’s lead product candidate, CTX-471, is a fully human agonistic antibody of CD137, and is currently being evaluated in a Phase 1 study in patients who were previously treated with PD-1/PD-L1 checkpoint inhibitors and who subsequently relapsed or progressed after a period of stable disease. Compass is also progressing several preclinical assets including a novel class of NK cell engaging bispecifics targeting NKp30 and multiple bispecific checkpoint programs. The company’s offices and labs are based in Kendall Square in Cambridge, Mass.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to our product candidates and the development and therapeutic potential thereof, our technologies for identifying additional product candidates, and our business and development plans. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, our ability to identify additional product candidates for development, our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, and competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Form 10-Q for the quarter ended June 30, 2020, and our subsequent filings with the SEC.

Media Contact

Compass Therapeutics, Inc.

Samuel Perry, Sr. Director, Operations

media@compasstherapeutics.com

617-500-8099